Exhibit 99.1

INSPIRED ENTERTAINMENT, INC. REPORTS

STRONG GROWTH AS PART OF SECOND QUARTER 2018 RESULTS

●	Revenue in the second quarter increased 33.5% compared to the same quarter last year, principally driven by growth in Server Based Gaming (“SBG”) service revenue.

●	Net loss narrowed significantly, from $9.1 million to $0.5 million, as Adjusted EBITDA[1] increased 43.4%.

●	Subsequent to the end of the quarter, Inspired entered into an agreement to deploy its Virtual Sports products to the entire lottery network of over 9,000 retailers throughout Pennsylvania in a recently-announced, groundbreaking deal with the Pennsylvania Lottery.

●	Total SBG deployment of 31,616 terminals live (as of March 31, 2018) is 16.4% higher than as of the same date last year, driven by volume rollout in UK and Greece. An additional 1,035 VLTs were contracted in Greece during the 2nd quarter from OPAP, bringing the total number of contracted machines in Greece to 7,395, resulting in Inspired being the largest provider in Greece;

●	Number of Virtual Sports operators increased to 94 operators live worldwide (as of March 31, 2018), up 20.5% from the same time last year, including launches in the quarter, with six operators in New Jersey carrying Inspired’s online and mobile Virtual Sports content.

●	Mobile RGS integrations increased from six to 22 year-on-year.

New York, New York, May 9, 2018 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for the quarter ended March 31, 2018. As previously announced, management will host a conference call at 9:00 AM U.S. Eastern Time, Wednesday, May 9, 2018, to discuss the second quarter results and general business trends; access details are provided below.

“Our second quarter results were strong, with our Adjusted EBITDA1 margins growing from 30.8% in Q2 2017 to 33.2% in Q2 2018. This shows that we are realizing scale benefits,” said Inspired Executive Chairman Lorne Weil. Mr. Weil continued, “Our sustained growth in Greece and our recent Virtual Sports contract win with the Pennsylvania Lottery demonstrate that our growth prospects are accelerating as our products gain traction in new jurisdictions.”

Mr. Weil continued, “Our existing Virtual Sports geographies continue to yield growth opportunities as well, with expanded deployments including in Greece, Italy, Scandinavia, Ireland, and the UK. We also expect that our previously announced 1st DownTM Virtual Football game will launch with U.S. gaming and lottery customers in the middle of 2018. In mobile, we have launched our RGS with multiple new customers, including BetVictor and most recently SNAI. Growth momentum in our business is strong across multiple dimensions.”

1 Adjusted EBITDA is a non-GAAP financial measure. Our definition of the measure and its reconciliation to net loss are provided later in this release.

Summary of Consolidated Second Quarter 2018 Financial Results (unaudited)
	Qtr Ended March 31		Change	Currency Movement	Constant Currency Growth
	2018	2017	(%)	2018	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$37.5	$28.1	33.5%	$4.3	18.2%
Net Operating Gain (Loss)	$(0.9)	$(2.1)	-60.1%	$(0.1)	-65.1%
Net (loss)	$(0.5)	$(9.1)	-94.5%	$(0.0)	-95.0%
Net (loss) per diluted share	$(0.02)	$(0.45)	-95.6%
Non-GAAP Measures:
Adjusted EBITDA[1]	$12.4	$8.6	43.4%	$1.4	26.9%

[1] Reconciliation to GAAP shown below.

Second Quarter and Recent Highlights

Server Based Gaming

●	Increased SBG VLT Order with OPAP - Inspired received additional SBG VLT orders from Greek betting and lottery operator OPAP, bringing its total number of contracted machines to 7,395. To date, Inspired has supplied 5,700 terminals to OPAP, with over 4,100 now live and operating as part of OPAP’s continued deployment of SBG VLTs into its retail network.
●	Sisal SBG VLT Contract Extension Until 2022 - Inspired will continue to supply its SBG VLT platform, machines and games content to the Sisal estate in Italy for a further four years. As part of the agreement, Inspired will supply over 2,000 SBG VLT terminals to Sisal, provide remote and field services, and continue to deploy approximately six new games from its in-house studio per year.
●	New Content Deal with Novomatic - In an agreement which extends to 2022, Inspired will supply VLT games content to Novomatic’s platform across its Italian retail estate, which totals over 30,000 terminals. Inspired will initially deploy two games which will be accessible from the main menu, with the potential for further titles and exclusives in the future.
●	Strong Growth in Lottomatica Estate - Inspired has increased its VLT volumes with Lottomatica by over 10% in the last year, with daily value played per machine increasing by 17.4% compared to the same period last year. Inspired’s hit title ‘Centurion’ has consistently been one of Lottomatica’s top performing games since its release and continues to attract new players. Inspired has also recently deployed its Virtual Sports across 300 new Lottomatica venues, with Matchday soon to launch on its own dedicated channel.
●	Global Starnet Launches EGTs with Inspired Technology - Using Inspired’s Open SBG Platform powered by ‘Inspired Inside’, Global Starnet will bring a brand new EGT product to venues and players, combining cabinets and games to deliver a full EGT experience.
●	Betfred SBG VLT Rollout Complete - Following the announcement of a contract renewal and extension in October 2017, Inspired has completed the rollout of an additional 1,262 B2 B3 SBG VLT machines to Betfred, the UK’s largest independent bookmaker.
●	New Electronic Table Game Launched for UK Casinos - Inspired’s new Electronic Table Game for UK casinos, Sabre Hydra™, featuring an intuitive user interface and gesture capability and configurable options with different headers, was launched at ICE Totally Gaming 2018.

Virtual Sports

●	Virtual Sports Content Deal Signed with Pennsylvania Lottery - Inspired will deploy its Virtual Sports products to the entire lottery network of over 9,000 retailers, a mixture of retail venues and bars and taverns throughout Pennsylvania, as part of a groundbreaking integration with Pennsylvania’s lottery platform provider. Initially, Inspired will launch with Stock Car Racing and its new 1st Down™ Virtual Football. Scheduled events will be streamed into venues via two dedicated channels, and branded Xpress Sports by the Pennsylvania Lottery.

●	Virtual Sports Live with Six New Jersey Operators - MGM was the sixth US operator to go live with Inspired’s online and mobile Virtual Sports, following the launch of Golden Nugget, Caesars, Resorts, Rush Street Interactive and Betfair.

●	Launch of New Virtual Sports Content with SNAI - Inspired released a range of new and upgraded content in retail venues and online with leading Italian operator SNAI. Virtual Sports from Inspired are now also available on SNAI’s new QUAD channel.

●	Additional Channels with Betfred - Inspired has signed an agreement to distribute 49’s content to Betfred’s digital platform, which includes both Betfred.com and Totesport.com. Products previously only accessible to Betfred retail customers will become available via the Betfred Digital platform.

●	Virtual Grand National Success[2] - Inspired’s Virtual Grand National 2018, which was broadcast on national television in the UK hours before the live event, correctly predicted the winner of the race. BoyleSports and LadbrokesCoral were the first operators to stream Inspired’s Virtual Grand National 2018 and Grand National Race of Champions products to their customers. In addition, ‘Scratch ‘n’ Go Grand’ National instant win game was also launched as a complementary product.

●	Live with Boylesports - Boylesports’ full estate of over 240 shops in Ireland is broadcasting three dedicated channels of virtual sports and numbers games via Inspired’s proprietary multi-viewer in-venue rendering software.

●	Omni-Channel Games Launch Online and Mobile in Italy - Inspired’s Virgo Remote Gaming Server (“RGS”) and premium omni-channel casino content are now live in Italy with SNAI, and soon to launch with Sisal, Eurobet and Betsson’s StarCasino.

●	New Products Live with Skybet - A range of Inspired’s upgraded and re-branded Virtual Sports products are now live with Skybet.

●	New Mobile Operators Going Live and Signed – Inspired signed four new mobile gaming operators, including 888, PAF, Evoke, and StarCasino. In addition, five new mobile gaming operators went live with Inspired content, including BetVictor, Betsson, VideoSlots, Aspire Global, and Casino 777.

“Our second quarter was successful with accelerated growth in SBG VLTs and Virtual Sports in continental Europe, multiple new and upgraded product launches in the UK, and additional online operators now live with our content in New Jersey, as well as our Virtual Sports contract win in Pennsylvania and a new Greek OPAP VLT order, both of which occurred after the quarter-end,” said Mr. Weil. “Our Virtual Sports continues to lead the market both in terms of innovation and market adaptability, and we look forward to launching 1st DownTM Virtual Football with our U.S. gaming and lottery customers later this year.”

2 Note: occurred after quarter-end.

Management Outlook and Commentary

Management maintains the outlook presented in our previous earnings release dated December 4, 2017, of Adjusted EBITDA for the fiscal year ending September 30, 2018 of between $54 million and $58 million, assuming a stable exchange rate environment.

Overview of Second Quarter Results (as compared to second quarter of prior year)

Total revenue for the quarter ended March 31, 2018 increased by $9.4 million, or 33.5%, from the quarter ended March 31, 2017, to $37.5 million, on a reported basis. Favorable currency movements3 accounted for $4.3 million of the increase, meaning constant currency4 revenue increased by $5.1 million, or 18.2%.

SBG revenue increased by $5.0 million on a constant currency basis, or 25.5%, comprised of growth in service revenue of $3.9 million and in hardware sales of $1.1 million.

SBG service revenue increased by $3.9 million on a constant currency basis, or 23.2%, as a result of the continued rollout of terminals in Greece driving a $2.8 million increase, and software license sales of $1.1 million into the Greek market.

Hardware revenue increases were driven by terminal sales of our new “Flex 4K” product of $3.2 million, offset by lower hardware sales in the UK (excluding the “Flex 4K” product), Greek, Colombian and the Electronic Table Gaming (“ETG”) markets of $1.2 million, $0.6 million, $0.3 million and $0.1 million, respectively.

Virtual Sports revenue increased by $1.2 million, or 14.1%, on a reported basis. Revenue increased $0.1 million on a constant currency basis, or 1.0%, driven by new customer revenue from our mobile remote game server (“Mobile RGS”) product, continued growth in Greece and Poland and a new customer in Finland. Growth was negatively affected by a timing difference in the 2018 contract renewal of a major customer and by the recognition of 2017 revenues previously unreported to us, as well as by the timing of RGS content sales. Excluding these factors, Virtual Sports revenue increased by $1.6 million on a constant currency basis, or 24%.

Cost of sales, excluding depreciation and amortization, which includes machine cost of sales, consumables, content royalties and connectivity costs, increased from the quarter ended March 31, 2017 by $4.4 million on a reported basis, or 77.4%, to $10.1 million. Of this increase, $1.2 million arose from adverse currency movements. On a constant currency basis, cost of sales increased by $3.3 million, or 57.2%.

Cost of service increased by $2.1 million on a constant currency basis, or 64.8%, due to an increase in Greece SBG service costs of $1.0 million and $0.3 million from additional costs to service the UK SBG terminals. $0.5 million of the increase was due to the additional cost of supporting new recurring contracts for Virtual Sports.

Cost of hardware increased by $1.2 million on a constant currency basis, or 47.2%, due to incremental hardware sales in the UK. Hardware sales are made at nil margin in certain circumstances in order to secure long-term revenue share contracts.

3 Currency movement is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for definition.

4 Adjusted to remove differences due to currency changes (see “Non-GAAP Financial Measures” below)

SG&A expenses increased by $1.2 million, on a reported basis, or 8.5%, to $15.6 million. Of this increase, $1.8 million arose from adverse currency movements. On a constant currency basis, SG&A expenses decreased by $0.6 million, or 4.0%, due to staff related cost savings.

Depreciation and amortization increased by $3.1 million in the period, to $11.1 million, on a reported basis. Of this increase, $1.3 million arose from adverse currency movements. On a constant currency basis, depreciation and amortization increased by $1.8 million. The constant currency increase was driven by a $1.7 million increase due to additional amortization accruing in connection with new platforms and games going live across SBG ($1.6 million) and Virtual Sports ($0.1 million).

On a reported basis, net operating loss decreased from a loss of $2.1 million in 2017 to a loss of $0.9 million in 2018, of which $0.1 million arose from adverse currency movements. On a constant currency basis, net operating loss decreased by $1.4 million, due to an increase in revenue and a decrease in acquisition-related expenses and SG&A. This was partly offset by an increase in cost of sales and depreciation and amortization.

Adjusted EBITDA, which the Company considers an important underlying business performance measure, increased by 43.4% before adjusting for foreign currency impact. After adjusting for foreign currency impact, Adjusted EBITDA increased 26.9%. Adjusted EBITDA is a non-GAAP financial measure. Our definition of the measure and its reconciliation to net loss are provided later in this release.

Operating Segment Review

Server Based Gaming

Server Based Gaming Key Performance Indicators (KPIs)

(unaudited)	Three-Month Period Ended March 31,		Variance 2018 vs 2017
	2018	2017		%

End of period installed base (# of terminals)	31,616	27,151	4,465	16.4%
Average installed base (# of terminals)	30,723	27,013	3,711	13.7%
Customer Gross Win per unit per day (1)	£114.53	£118.97	£(4.44)	(3.7)%
Customer Net Win per unit per day (1)	£81.66	£85.82	£(4.16)	(4.8)%
Inspired Blended Participation Rate	6.1%	5.9%	0.2%

(1)	Includes all SBG terminals in which we take a participation revenue share across all territories.

In the period ended March 31, 2018, SBG revenue increased $8.2 million, to $27.8 million, on a reported basis. Of this increase, $3.2 million arose from favorable currency movements. On a constant currency basis, SBG revenue increased by $5.0 million, or 25.5%.

SBG service revenue increased by $6.6 million to $23.6 million, or 39.2%, on a reported basis. Of this increase, $2.7 million arose from favorable currency movements. On a constant currency basis, SBG service revenue increased by $3.9 million, or 23.2%, primarily due to the continued rollout of terminals into Greece. This rollout drove additional participation revenue of $1.9 million and other recurring revenue of $0.7 million. During the quarter, we also completed a software license sale into the Greek market, generating revenue of $1.1 million. SBG service revenue increased on a constant currency basis in the Greek, UK Other (includes UK casinos, gaming hall operators and bingo operators) and Italian markets by $3.8 million, $0.2 million and $0.1 million, respectively, principally due to the continued rollout in Greece and growth in Italy.

UK LBO Customer Gross Win per unit per day grew by 2.2%. The gains from this increase were offset by revised terms in an SBG contract renewal with one UK LBO market customer, which was renewed without requiring further capital expenditure.

SBG hardware revenue increased by $1.6 million, or 58.4%, to $4.2 million, on a reported basis, including favorable currency movements of $0.5 million. On a constant currency basis, SBG hardware revenue increased by $1.1 million. The increase was principally due to higher terminal sales of our new “Flex 4K” product (these are nil margin sales) of $3.2 million, offset by lower hardware sales in the UK (excluding the “Flex 4K” product) of $1.2 million and lower hardware sales in Greece and Colombia of $0.6 million and $0.3 million, respectively.

In the 2018 period, SBG operating profit increased by $1.5 million, or 31.2%, to $6.2 million, on a reported basis, $0.7 million of which arose from favorable currency movements. On a constant currency basis, SBG operating profit increased by $0.8 million.

SBG cost of sales (excluding depreciation and amortization) increased by $3.7 million, or 73.7%, to $8.8 million, on a reported basis, $1.0 million of which arose from adverse currency movements. On a constant currency basis, cost of sales increased by $2.7 million. This was principally due to an increase in service costs of $1.6 million, due to Greek SBG service costs of $1.0 million and additional machine consumable costs of $0.3 million, and an increase in hardware costs of $1.2 million due to higher hardware sales in the UK market.

SBG SG&A expenses increased by $0.2 million, or 5.5%, to $4.0 million, on a reported basis. $0.5 million arose from adverse currency movements, which resulted in a constant currency decrease of $0.3 million.

Virtual Sports

Virtual Sports Key Performance Indicators (KPIs)

(unaudited)	Three-Month Period ended March 31,		Variance 2018 vs 2017
Virtuals	2018	2017		%

End of Period # Live Customers	94	78	16	20.5
Average # Live Customers	90	78	12	15.8
Total revenue (£’000)	6,898	6,830	68	1.0
Total revenue (£’000) – Retail	4,265	4,344	(79)	(1.8)
Total revenue (£’000) – Interactive	2,634	2,487	147	5.9
Average revenue per customer per day (£)	849	973	(124)	(12.8)

Virtual Sports revenue increased $1.2 million, or 14.1%, to $9.7 million on a reported basis. Of this increase, $1.1 million arose from favorable currency movements. On a constant currency basis, Virtual Sports revenue increased by $0.1 million, or 1.0%, to $9.7 million.

This increase was principally the result of recurring revenue growth of $0.2 million in Virtual Sports land-based and online customers. Growth was negatively affected by a timing difference in the 2018 contract renewal of a major customer and by the recognition of 2017 revenues previously unreported to us, as well as by the timing of RGS content sales. Excluding these, revenue increased by $1.6 million on a constant currency basis, driven by new customer revenue in Finland of $0.1 million, continued growth in Greece of $0.9 million, growth in the UK of $0.3 million and growth in Poland of $0.1 million. A $0.4 million increase arose from further Mobile RGS penetration into the mobile market, where the number of our customers increased from six to twenty-two. These increases were partly offset a $0.2 million reduction in revenue from long-term licenses that have now come to an end.

Virtual Sports operating profit decreased by $1.0 million, on a constant currency basis. The decrease in operating profit was offset by favorable currency movements of $0.5 million. On a reported basis, this represented a decrease of $0.5 million.

Virtual Sports cost of service increased by $0.7 million to $1.3 million, on a reported basis. Of this increase, $0.2 million arose from adverse currency movements. On a constant currency basis, cost of service increased by $0.5 million, due to additional costs of supplying new recurring contracts.

Virtual Sports SG&A expenses increased by $0.5 million, on a reported basis. Of this increase, $0.2 million arose from adverse currency movements, resulting in a constant currency increase of $0.3 million. This was due to an increase in staff related costs and technology costs due to increasing Virtual Sports deployments.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring and integration (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Constant Currency. Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as constant currency, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for constant currency movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a Constant Currency basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss included elsewhere in this release, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Inspired management will host a conference call at 9:00 AM U.S. Eastern Time, Wednesday, May 9, 2018, to discuss the Company’s full second quarter results and general business trends. The dial-in number is 1-877-870-4263 for participants in the United States and 1-412-317-0790 for participants outside the United States. Participants should ask to be joined to the Inspired Entertainment call. A replay of the call will be available one hour after the conclusion of the call and until May 16, 2018 by calling 1-877-344-7529 for listeners in the United States, or 1-412-317-0088 for listeners outside the United States, via replay access code 10120001. A replay of the call will also be available on our website at www.inseinc.com on the Investors/Events and Presentations web page.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates approximately 30,000 digital gaming terminals and supplies its Virtual Sports products through more than 40,000 retail channels and over 100 websites, in approximately 35 gaming jurisdictions worldwide. Inspired employs approximately 800 employees in the UK and elsewhere, developing and operating digital games and networks. Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our reports filed with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, and our subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, on the SEC’s website at www.sec.gov and on our website at www.inseinc.com.

Contact:

For Investors

Daniel Silvers

daniel.silvers@inseinc.com

+1 646 820-0860

For Press and Sales

Elinor Fewster

elinor.fewster@inseinc.com

t: +44 20 7456 9016 | m: +44 7973808951

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2018	September 30, 2017
	(Unaudited)
Assets
Current assets
Cash	$13,419	$20,028
Accounts receivable, net	14,491	20,469
Inventory, net	6,107	5,011
Prepaid expenses and other current assets	19,464	17,692
Total current assets	53,481	63,200

Property and equipment, net	44,786	43,485
Software development costs, net	48,340	46,433
Other acquired intangible assets subject to amortization, net	7,905	9,240
Goodwill	49,225	47,076
Other assets	9,007	9,589
Total assets	$212,744	$219,023

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$19,099	$20,407
Accrued expenses	13,476	18,119
Earnout liability	8,317	—
Corporate tax and other current taxes payable	1,392	3,134
Deferred revenue, current	9,671	7,209
Other current liabilities	4,682	4,420
Current portion of long-term debt	17,261	7,369
Current portion of capital lease obligations	527	562
Total current liabilities	74,425	61,220

Long-term debt	116,436	115,396
Capital lease obligations, net of current portion	276	532
Deferred revenue, net of current portion	22,160	20,144
Earnout liability, net of current portion	—	16,728
Derivative liability	—	964
Other long-term liabilities	4,688	6,368
Total liabilities	217,934	221,352

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Series A Junior Participating Preferred stock; $0.0001 par value; 1,000,000 shares authorized; 49,000 shares designated; no shares issued and outstanding at March 31, 2018 and September 30, 2017	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 20,860,591 shares and 20,402,602 shares issued and outstanding at March 31, 2018 and September 30, 2017, respectively	2	2
Additional paid in capital	326,882	323,429
Accumulated other comprehensive income	52,823	53,145
Accumulated deficit	(384,948)	(378,905)
Total stockholders’ deficit	(5,241)	(2,329)
Total liabilities and stockholders’ deficit	$212,744	$219,023

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017

Revenue:
Service	$33,233	$25,396	$63,600	$50,640
Hardware	4,220	2,664	5,240	4,457
Total revenue	37,453	28,060	68,840	55,097

Cost of sales, excluding depreciation and amortization:
Cost of service	(6,017)	(3,232)	(11,213)	(6,980)
Cost of hardware	(4,067)	(2,451)	(4,973)	(3,612)
Selling, general and administrative expenses	(15,622)	(14,404)	(31,996)	(28,135)
Stock-based compensation expense	(1,251)	(1,291)	(4,449)	(1,327)
Acquisition related transaction expenses	(228)	(813)	(802)	(11,273)
Depreciation and amortization	(11,120)	(8,004)	(20,680)	(15,172)
Net operating loss	(852)	(2,135)	(5,273)	(11,402)

Other income (expense)
Interest income	93	—	131	12
Interest expense	(5,162)	(4,542)	(10,068)	(18,965)
Change in fair value of earnout liability	3,754	(2,155)	8,411	(879)
Change in fair value of derivative liability	1,553	(203)	1,872	(79)
Other finance income (costs)	199	(53)	390	(107)
Total other income (expense), net	437	(6,953)	736	(20,018)

Net loss before income taxes	(415)	(9,088)	(4,537)	(31,420)
Income tax expense	(83)	(32)	(116)	(83)
Net loss	(498)	(9,120)	(4,653)	(31,503)

Other comprehensive income (loss):
Foreign currency translation gain	298	649	422	18,134
Actuarial gains (losses) on pension plan	1,302	(1,867)	(744)	(3,123)
Other comprehensive income/(loss)	1,600	(1,218)	(322)	15,011

Comprehensive income (loss)	$1,102	$(10,338)	$(4,975)	$(16,492)

Net loss per common share – basic and diluted	$(0.02)	$(0.45)	$(0.23)	$(1.94)

Weighted average number of shares outstanding during the period – basic and diluted	20,855,124	20,378,002	20,647,336	16,266,916

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

(Unaudited)

				Accumulated
			Additional	other		Total
	Common stock		paid in	comprehensive	Accumulated	stockholders’
	Shares	Amount	capital	income	deficit	deficit

Balance at October 1, 2017	20,402,602	$2	$323,429	$53,145	$(378,905)	$(2,329)
Foreign currency translation adjustments	—	—	—	422	—	422
Actuarial gains (losses) on pension plan	—	—	—	(744)	—	(744)
Shares issued on exercise of warrants	50	—	1	—	—	1
Shares issued upon net settlement of RSUs and RSAs	457,939	—	(1,043)	—	—	(1,043)
Stock-based compensation expense	—	—	1,739	—	—	1,739
Reclassification of RSUs from derivative liability due to shareholder approval of Second Incentive Plan	—	—	2,848	—	—	2,848
Reclassification of RSUs to derivative liability due to modification	—	—	(1,482)	—	—	(1,482)
Net loss	—	—	—	—	(4,653)	(4,653)
Balance at March 31, 2018	20,860,591	$2	$325,492	$52,823	$(383,558)	$(3,851)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended March 31,
	2018	2017

Cash flows from operating activities:
Net loss	$(4,653)	$(31,503)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	20,680	15,172
Stock-based compensation expense	4,140	1,327
Change in fair value of derivative liability	(1,872)	79
Change in fair value of earnout liability	(8,411)	879
Non-cash interest expense relating to senior debt	3,881	—
Non-cash interest expense relating to PIK loan notes	—	9,762
Changes in assets and liabilities:
Accounts receivable	6,689	(5,865)
Inventory	(873)	679
Prepaid expenses and other assets	(62)	(432)
Corporate tax and other current taxes payable	(2,639)	(1,474)
Accounts payable	(6,048)	2,363
Other current liabilities	90	(11)
Deferred revenues and customer prepayment	3,579	(486)
Accrued expenses	(5,197)	(1,295)
Other long-term liabilities	(2,744)	(1,496)
Net cash provided by (used in) operating activities	6,560	(12,301)

Cash flows from investing activities:
Purchases of property and equipment	(5,008)	(9,092)
Purchases of capital software	(8,926)	(11,248)
Net cash used in investing activities	(13,934)	(20,340)

Cash flows from financing activities:
Proceeds from issuance of revolver and long-term debt	9,290	4,039
Cash received in connection with Merger	—	36,664
Proceeds from sale of common stock	—	1,645
Repayments of long-term debt	(7,713)	—
(Repayments of) proceeds from finance leases	(335)	517
Net cash provided by financing activities	1,242	42,865

Effect of exchange rate changes on cash	(477)	1,635
Net (decrease) increase in cash	(6,609)	11,859
Cash, beginning of period	20,028	1,486
Cash, end of period	$13,419	$13,345

Supplemental cash flow disclosures
Cash paid during the period for interest	$6,395	$5,604
Cash paid during the period for income taxes	$7	$47

Supplemental disclosure of noncash investing and financing activities
Additional paid in capital from net settlement of RSUs	$(1,043)	$—
Additional paid in capital reclassified to derivative liability	$(1,482)	$—
Additional paid in capital reclassified from derivative liability	$4,238
Derivative liability reclassified to accrued expenses	$126	$—
Fair value adjustment of PIK shareholder loans	$—	$174,990

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(Unaudited)

	For the Three-Month Period ended

(In thousands)	Unaudited March 31, 2018	Unaudited March 31, 2017

Net loss	($498)	($9,120)

Items Relating to Legacy Activities:
Pension charges	139	166
Costs relating to former operations	—	43
Litigation Settlement	260	—

Items outside the normal course of business:
Costs of group restructure	257	467
Transaction fees	228	812

Stock-based compensation expense	1,251	1,290

Depreciation and amortization	11,120	8,004
Total other expense, net	(437)	6,953
Income tax	83	32
Adjusted EBITDA	$12,403	$8,648

Adjusted EBITDA	£8,862	£6,979

Exchange Rate - $ to £	1.40	1.24

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(in thousands)

(Unaudited)

Three Months Ended March 31, 2018

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$23,573	$9,660	$—	$33,233
Hardware	4,220	—	—	4,220
Total revenue	27,793	9,660	—	37,453
Cost of sales, excluding depreciation and amortization:
Cost of service	(4,698)	(1,319)	—	(6,017)
Cost of hardware	(4,067)	—	—	(4,067)
Selling, general and administrative expenses	(4,038)	(1,972)	(9,612)	(15,622)
Stock-based compensation expense	(65)	(79)	(1,107)	(1,251)
Acquisition related transaction expenses	—	—	(228)	(228)
Depreciation and amortization	(8,729)	(2,048)	(343)	(11,120)
Segment operating income (loss)	6,196	4,242	(11,290)	(852)

Net operating loss				(852)

Three Months Ended March 31, 2017

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$16,933	$8,463	$—	$25,396
Hardware	2,664	—	—	2,664
Total revenue	19,597	8,463	—	$28,060
Cost of sales, excluding depreciation and amortization:
Cost of service	(2,595)	(637)	—	(3,232)
Cost of hardware	(2,451)	—	—	(2,451)
Selling, general and administrative expenses	(3,826)	(1,454)	(9,124)	(14,404)
Stock-based compensation expense	(64)	(78)	(1,149)	(1,291)
Acquisition related transaction expenses	—	—	(813)	(813)
Depreciation and amortization	(5,940)	(1,555)	(509)	(8,004)
Segment operating income (loss)	4,721	4,739	(11,595)	(2,135)

Net operating loss				(2,135)